Exhibit 99.1

Strayer Education, Inc. Reports Second Quarter 2011 Revenues and Earnings; and Summer Term 2011 Enrollments

-- Strayer Second Quarter Revenues Up 3% --

-- Strayer Second Quarter Diluted EPS $2.53, Down 3% --

-- Strayer Summer 2011 Total Enrollments Down 8% / New Students Down 21% --

-- Three New Campuses Opening for 2011 Fall Term --

HERNDON, Va.--(BUSINESS WIRE)--July 28, 2011--Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months ended June 30, 2011. Financial highlights are as follows:

Three Months Ended June 30

  Revenues for the three months ended June 30, 2011 increased 3% to $163.8 million, compared to $159.3 million for the same period in 2010, due to level enrollment and a tuition increase which commenced in January 2011.
  Income from operations was $50.1 million compared to $58.7 million for the same period in 2010, a decrease of 15%. Operating income margin was 30.6% compared to 36.8% for the same period in 2010.
  Net income was $29.6 million compared to $35.7 million for the same period in 2010, a decrease of 17%. Diluted earnings per share was $2.53 compared to $2.60 for the same period in 2010, a decrease of 3%, reflecting a lower share count due to share repurchases. Diluted weighted average shares outstanding decreased to 11,737,000 from 13,704,000 for the same period in 2010.

Six Months Ended June 30

  Revenues for the six months ended June 30, 2011 increased 6% to $335.7 million, compared to $317.2 million for the same period in 2010, due to increased enrollment and a tuition increase which commenced in January 2011.
  Income from operations was $109.4 million compared to $118.6 million for the same period in 2010, a decrease of 8%. Operating income margin was 32.6% compared to 37.4% for the same period in 2010.
  Net income was $65.4 million compared to $72.0 million for the same period in 2010, a decrease of 9%. Diluted earnings per share was $5.34 compared to $5.25 for the same period in 2010, an increase of 2%, reflecting a lower share count due to share repurchases. Diluted weighted average shares outstanding decreased to 12,263,000 from 13,716,000 for the same period in 2010.

Balance Sheet and Cash Flow

At June 30, 2011, the Company had cash and cash equivalents of $50.6 million. The Company generated $87.4 million from operating activities in the first six months of 2011 compared to $87.9 million during the same period in 2010. Capital expenditures were $18.1 million for the six months ended June 30, 2011 compared to $22.6 million for the same period in 2010.

As previously announced, the Company entered into an amended and restated revolving credit and term loan agreement on April 4, 2011. This credit facility, which is secured by the assets of the Company, provides a $100.0 million revolving credit facility and a $100.0 million term loan facility with a maturity date of March 31, 2014. Proceeds from the term loan were used to pay off the $80 million outstanding at March 31, 2011 under the original revolving credit facility. At June 30, 2011, the Company had $100 million outstanding under its term loan and $15 million outstanding under its revolving credit facility.

During the three months ended June 30, 2011, the Company used $55.5 million to repurchase approximately 434,000 shares of stock at an average price of $127.73 as part of a previously announced stock repurchase authorization. During the six months ended June 30, 2011, the Company used $182.7 million to repurchase approximately 1,370,000 shares of stock at an average price of $133.32 per share. The Company’s remaining authorization for stock repurchases was $25.0 million at June 30, 2011. During the six months ended June 30, 2011, the Company paid regular, quarterly dividends of $25.2 million ($1.00 per share for each quarterly dividend).

For the second quarter 2011, bad debt expense as a percentage of revenues was 4.1% compared to 3.6% for the same period in 2010. Days sales outstanding was 12 days at the end of the second quarter of 2011, compared to 11 days at the end of the second quarter of 2010.

Student Enrollment

Enrollment at Strayer University for the 2011 summer term decreased 8% to 47,790 students compared to 52,221 students for the same term in 2010. Across the Strayer University campus and online system, continuing student enrollments decreased 5%, while new student enrollments decreased 21%. Global online students decreased 12%. Students taking 100% of their classes online (including campus based students) decreased 9%.

Student Enrollment
	Summer 2010	Summer 2011	% Change
Campus Based Students:
New Campuses (32 in operation 3 years or less)
Classroom Students	2,891	2,706	-6%
Online Students	3,621	3,629	--
Total New Campus Based Students	6,512	6,335	-3%
Mature Campuses (57 in operation more than 3 years)
Classroom Students	17,830	16,547	-7%
Online Students	22,756	20,414	-10%
Total Mature Campus Based Students	40,586	36,961	-9%
Total Campus Based Students	47,098	43,296	-8%
Global Online Students	5,123	4,494	-12%
Total University Enrollment	52,221	47,790	-8%

Total Students Taking 100% of Courses Online	31,500	28,537	-9%

New Campus Openings

The Company announced today that Strayer University will open three new campuses for the fall academic term. Two campuses will be located in Chicago, Illinois, a new market for Strayer University. The third campus will be located in Dallas, Texas, its fourth campus in that market. These three new campuses, together with the five campuses opened earlier this year, complete the Company’s planned eight campus openings in 2011. In October, the Company intends to announce the number of new campuses Strayer University plans to open in 2012.

Board of Directors

The Company is also pleased to announce the addition of John T. Casteen to the Company's Board of Directors. Mr. Casteen is the President Emeritus of the University of Virginia. He also served as the President of the University of Connecticut and as the Secretary of Education for the Commonwealth of Virginia.

Shares and Options Outstanding

At June 30, 2011, the Company had 12,008,763 common shares issued and outstanding, and 100,000 stock options outstanding with an average exercise price of $107.28 and a remaining contractual life of 1.6 years.

Common Stock Cash Dividend

The Company announced today that its Board of Directors has declared its regular, quarterly cash dividend of $1.00 per share. This dividend will be paid on September 12, 2011 to shareholders of record as of August 29, 2011.

Business Outlook

Based on enrollments announced for the 2011 summer term, the Company estimates third quarter 2011 diluted EPS will be in the range of $1.04 to $1.06.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its second quarter 2011 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (800) 642-1687 (conference id 78833654) starting at 1:00 p.m. (ET) today and will be available through Thursday, August 4th, and archived at www.strayereducation.com for 90 days.

About Strayer Education, Inc.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to working adult students at 92 campuses in 22 states and Washington, D.C. and worldwide via the Internet. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U. S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2010	2011	2010	2011
Revenues	$159,283	$163,789	$317,184	$335,745
Costs and expenses:
Instruction and educational support	66,261	76,373	129,645	151,349
Marketing	14,461	16,241	28,312	32,283
Admissions advisory	6,061	6,450	12,110	13,641
General and administration	13,809	14,580	28,500	29,102
Income from operations	58,691	50,145	118,617	109,370
Investment income	247	26	491	144
Interest expense	--	1,167	--	1,350
Income before income taxes	58,938	49,004	119,108	108,164
Provision for income taxes	23,281	19,357	47,072	42,726
Net income	$35,657	$29,647	$72,036	$65,438
Earnings per share:
Basic	$2.63	$2.54	$5.30	$5.36
Diluted	$2.60	$2.53	$5.25	$5.34
Weighted average shares outstanding:
Basic	13,563	11,692	13,580	12,215
Diluted	13,704	11,737	13,716	12,263
Shares outstanding at end of quarter	13,888	12,009	13,888	12,009
Dividends per share	$0.75	$1.00	$1.50	$2.00

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	June 30,
	2010	2011
ASSETS
Current assets:
Cash and cash equivalents	$ 64,107	$50,558
Marketable securities available for sale, at fair value	12,386	--
Tuition receivable, net of allowances for doubtful accounts of $7,935 and $6,982 at December 31, 2010 and June 30, 2011, respectively	22,011	22,349
Other current assets	10,231	10,884
Total current assets	108,735	83,791
Property and equipment, net	116,063	120,774
Deferred income taxes	8,374	8,679
Restricted cash	500	500
Other assets	1,506	3,610
Total assets	$ 235,178	$ 217,354

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 31,280	$31,983
Accrued expenses	10,512	3,632
Income taxes payable	934	5,619
Unearned tuition	3,523	8,026
Other current liabilities	281	281
Current portion of term loan	--	15,000
Total current liabilities	46,530	64,541
Revolving credit facility	--	15,000
Term loan, less current portion	--	85,000
Other long-term liabilities	12,644	14,446
Total liabilities	59,174	178,987
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01; 20,000,000 shares authorized; 13,316,822 and 12,008,763 shares issued and outstanding at December 31, 2010 and June 30, 2011, respectively	133	120
Additional paid-in capital	1,206	2,438
Retained earnings	174,625	36,454
Accumulated other comprehensive income	40	(645)
Total stockholders' equity	176,004	38,367
Total liabilities and stockholders’ equity	$235,178	$217,354

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the six months ended June 30,
	2010	2011
Cash flows from operating activities:
Net income	$72,036	$65,438
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of marketable securities	--	(66)
Amortization of gain on sale of assets	(141)	(140)
Amortization of deferred rent	(97)	599
Depreciation and amortization	8,502	10,165
Amortization of deferred financing costs	--	264
Deferred income taxes	(2,340)	(256)
Stock-based compensation	6,097	6,328
Changes in assets and liabilities:
Tuition receivable, net	(1,285)	(338)
Other current assets	(1,618)	(874)
Other assets	87	36
Accounts payable	4,797	3,944
Accrued expenses	2,042	(6,880)
Income taxes payable	(643)	4,433
Excess tax benefits from stock-based payment arrangements	(1,676)	--
Unearned tuition	1,431	4,503
Deferred lease incentives	662	277
Net cash provided by operating activities	87,854	87,433
Cash flows from investing activities:
Purchases of property and equipment	(22,647)	(18,062)
Purchases of marketable securities	(383)	(2)
Proceeds from the sale of marketable securities	--	12,388
Net cash used in investing activities	(23,030)	(5,676)
Cash flows from financing activities:
Common dividends paid	(20,897)	(25,183)
Proceeds from exercise of stock options	452	--
Excess tax benefits from stock-based payment arrangements	1,676	--
Repurchase of common stock	(22,003)	(182,664)
Proceeds from revolving credit facility	--	95,000
Payments on revolving credit facility	--	(80,000)
Proceeds from term loan	--	100,000
Payment of deferred financing costs	--	(2,459)
Net cash used in financing activities	(40,772)	(95,306)
Net increase (decrease) in cash and cash equivalents	24,052	(13,549)
Cash and cash equivalents – beginning of period	63,958	64,107
Cash and cash equivalents – end of period	$88,010	$50,558
Non-cash transactions:
Purchases of property and equipment included in accounts payable	$1,793	$2,267

CONTACT:
Strayer Education, Inc.
Mark C. Brown, Executive Vice President and
Chief Financial Officer
703-247-2514
or
Sonya Udler, Senior Vice President,
Corporate Communications
703-247-2517
sonya.udler@strayer.edu